EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-34540 and 333-103248 on Form S-8 of Knology, Inc. and subsidiaries of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123 and to the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have closed operations), appearing in this Annual Report on Form 10-K of Knology, Inc. and subsidiaries for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 26, 2003